Exhibit 99.1

Oncocyte Corporation Announces Pricing of Registered Direct Offering of 11,765 Shares of Series A Convertible Preferred Stock

Irvine, Calif. - (GLOBE NEWSWIRE) April 13, 2022– Oncocyte Corporation (Nasdaq: OCX), (“Oncocyte” or the “Company”), a precision diagnostics company with the mission to improve patient outcomes by providing personalized insights that inform critical decisions throughout the patient cancer care journey, announced today the pricing of a registered direct offering of 11,765 shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) with institutional investors. The shares of Preferred Stock are convertible into a total of 7,689,542 shares of our common stock, at a conversion price of $1.53. The Preferred Stock will bear a dividend of 6% per annum and is required to be redeemed by the Company, if not converted, on April 8, 2024. Gross proceeds from the offering are expected to be approximately $10 million, before deducting offering expenses. There is no established public trading market for the Preferred Stock and we do not intend to apply for listing of the Preferred Stock on any national securities exchange or expect a market to development.

Oncocyte intends to use the net proceeds from the offering primarily to promote commercialization of DetermaRx™, including sales and marketing efforts and by conducting additional clinical studies to support clinical adoption of the test; to complete development of DetermaIO™; for development of other future tests in our pipeline, including DetermaCNI™, DetermaTx™ and DetermaMx™. We expect to use net proceeds to pay for development costs associated with our activities under our Collaboration Agreement with Life Technologies Corporation, or LTC, a subsidiary of Thermo Fisher Scientific, pursuant to which we have agreed to undertake certain development efforts with LTC and to collaborate with LTC in the commercialization of Thermo Fisher Scientific’s existing Oncomine Comprehensive Assay Plus, and our DetermaIO™ assay for use with LTC’s Ion TorrentTM Genexus™ Integrated Sequencer and LTC’s Ion Torrent™ Genexus™ Purification System, in order to obtain in vitro diagnostic regulatory approval of those tests. We may also use net proceeds to make certain future milestone and other payments to former shareholders of companies that we have acquired, including Chronix Biomedical, Inc. and Insight Genetics, Inc. if the applicable milestones requiring such payments are met.

A shelf registration statement on Form S-3 (Registration No. 333-256650) relating to the securities being offered was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on June 8, 2021. The offering will be made only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement relating to the offering will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Oncocyte

Oncocyte is a precision diagnostics and monitoring company with the mission to improve patient outcomes by providing clear insights that inform critical decisions in the diagnosis, treatment, and monitoring of cancer. The Company, through its proprietary tests and pharmaceutical services business, aims to help save lives by accelerating the diagnosis of cancer and advancing cancer care. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients at every stage post-diagnosis treatment. DetermaRx™ identifies early-stage lung cancer patients who are at high risk for cancer recurrence and who may benefit from adjuvant chemotherapy. DetermaIO™, a gene expression test currently used as a research-use only tool, assesses the tumor microenvironment to predict response to immunotherapies. The Company’s pipeline of tests in development also includes DetermaTx™, which will assess mutational status of a tumor, blood-based monitoring test DetermaCNI™, and long-term recurrence monitoring test DetermaMx™. In addition, Oncocyte’s pharmaceutical services provide companies that are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx™, DetermaIO™, DetermaTx™, DetermaCNI™, DetermaMx™ and TheraSure™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the Company’s ability to complete the financing, timing of the public offering, its intended use of proceeds and other statements that are not historical facts. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” section of the preliminary prospectus supplement when filed with the SEC, and the Risk Factors and other cautionary statements found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is available on the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com

Media Contact

Megan Kernan

ICR Westwicke Healthcare PR

Tel: 646.677.1870

Megan.kernan@westwicke.com